Exhibit 99.1

JOINT FILING AGREEMENT

This confirms the agreement by and among the undersigned that the Statement on Amendment No. 5 to Schedule 13D (the “Statement”) filed on or about this date with respect to the beneficial ownership by the undersigned of the common shares, no par value, of Mitel Networks Corporation, is being filed on behalf of each of the undersigned.

Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Statement is being filed is individually eligible to use the schedule on which the information is filed, each person on whose behalf the Statement is filed is responsible for the timely filing of such Statement and any amendments thereto and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Each of the undersigned agrees that Wesley Clover International Corporation shall be authorized to receive notices and communications on behalf of the undersigned relating to the Statement.

This Agreement may be executed in two or more counterparts, each of which, taken together, shall constitute one and the same instrument.

Dated: November 20, 2013

By:	/s/ Dr. Terence H. Matthews
Name:	Dr. Terence H. Matthews

KANATA RESEARCH CORPORATION

By:	/s/ Paul Chiarelli
Name:	Paul Chiarelli
Title:	Chief Executive Officer

4293711 CANADA INC.

By:	/s/ Paul Chiarelli
Name:	Paul Chiarelli
Title:	President, Treasurer & Secretary

WESLEY CLOVER INTERNATIONAL CORPORATION

By:	/s/ Paul Chiarelli
Name:	Paul Chiarelli
Title:	President